Exhibit 5.1

May 1, 2014

ePlus inc.
13595 Dulles Technology Drive
Herndon, Virginia 20171

Ladies and Gentlemen:

We have acted as counsel to ePlus inc., a Delaware corporation (the “Company”), in connection with the offer and sale by certain selling stockholders of the Company (the “Selling Stockholders”) of an aggregate of 1,810,000 shares of common stock, par value $0.01 per share of the Company (the “Shares”). The Shares are to be sold by the Selling Stockholders pursuant to the underwriting agreement, dated as of April 29, 2014 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-193457) (the “Registration Statement”); (iv) the prospectus contained within the Registration Statement; (v) the Underwriting Agreement; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.  As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such provisions.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Nixon Peabody LLP